Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 May 24, 2016 Barclays Bank PLC Trigger Autocallable Contingent Yield Notes

$• Notes linked to the common stock of AbbVie Inc. due on or about May 28, 2021

$• Notes linked to the common stock of Caterpillar Inc. due on or about May 28, 2021

$• Notes linked to the Class A common stock of Alphabet Inc. due on or about May 28, 2021

$• Notes linked to the common stock of McDonald’s Corporation due on or about May 28, 2021

Investment Description

Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the common stock of a specific company (the “Underlying”). On a monthly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the closing price of the Underlying on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no coupon will be paid for that month. The Issuer will automatically call the Notes if the closing price of the Underlying on any Observation Date (monthly, beginning on May 24, 2017) is greater than or equal to the closing price of the Underlying on the Trade Date (the “Initial Underlying Price”). If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the closing price of the Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to the specified Downside Threshold (which is set equal to the Coupon Barrier), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Price to the Final Underlying Price, and could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page FWP-3 of this free writing prospectus) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus addendum.

Features

❑ Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon each month if the closing price of the Underlying on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no coupon will be paid for that month.

❑ Automatic Call: The Issuer will automatically call the Notes if the closing price of the Underlying on any Observation Date (monthly, beginning on May 24, 2017) is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the negative Underlying Return. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date:	May 26, 2016
Settlement Date:	May 31, 2016
Observation Dates[2]:	Monthly, commencing June 24, 2016 (callable beginning May 24, 2017)
Final Valuation Date[2]:	May 24, 2021
Maturity Date[2]:	May 28, 2021

[1]      Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed so that the stated term of the Notes remains the same.

[2]      Subject to postponement in the event of a market disruption event as described under “Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-8 OF THIS FREE WRITING PROSPECTUS, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENTAND “RISK FACTORS” BEGINNING ON PAGE PA-1 OF THE PROSPECTUS ADDENDUM BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

BY ACQUIRING THE NOTES, YOU ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER. SEE “CONSENT TO BAIL-IN POWER” ON PAGE FWP-3 OF THIS FREE WRITING PROSPECTUS.

Note Offerings

These preliminary terms relate to four separate Trigger Autocallable Contingent Yield Notes we are offering. Each of the four Notes is linked to the common stock of a different company, and each of the four Notes has its own Contingent Coupon Rate, Initial Underlying Price, Coupon Barrier and Downside Threshold, as specified in the table below. The Initial Underlying Price, Coupon Barrier and Downside Threshold for each Note will be set on the Trade Date. The Initial Underlying Price will be the closing price of the Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying	Contingent Coupon Rate	Initial Underlying Price	Coupon Barrier*	Downside Threshold*	CUSIP/ ISIN
Common stock of AbbVie Inc. (ABBV)	9.00% per annum	$•	63.00%-68.00% of the Initial Underlying Price	63.00%-68.00% of the Initial Underlying Price	06744K368 / US06744K3683
Common stock of Caterpillar Inc. (CAT)	9.00% per annum	$•	59.00%-64.00% of the Initial Underlying Price	59.00%-64.00% of the Initial Underlying Price	06744K350 / US06744K3501
Class A common stock of Alphabet Inc. (GOOGL)	7.00% per annum	$•	73.00%-78.00% of the Initial Underlying Price	73.00%-78.00% of the Initial Underlying Price	06744K343 / US06744K3436
Common stock of McDonald’s Corporation (MCD)	7.00% per annum	$•	75.50%-80.00% of the Initial Underlying Price	75.50%-80.00% of the Initial Underlying Price	06744K335 / US06744K3352

* Rounded to two decimal places. For each Underlying, the Downside Threshold and Coupon Barrier for the Underlying will be set on the Trade Date to the same percentage for such Underlying.

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of AbbVie Inc.	$•	$10.00	$•	$0.25	$•	$9.75
Notes linked to the common stock of Caterpillar Inc.	$•	$10.00	$•	$0.25	$•	$9.75
Notes linked to the Class A common stock of Alphabet Inc.	$•	$10.00	$•	$0.25	$•	$9.75
Notes linked to the common stock of McDonald’s Corporation	$•	$10.00	$•	$0.25	$•	$9.75

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.300 and $9.583 per Note for Notes linked to the common stock of AbbVie Inc.; between $9.400 and $9.687 per Note for Notes linked to the common stock of Caterpillar Inc.; between $9.400 and $9.659 per Note for Notes linked to the Class A common stock of Alphabet Inc.; and between $9.400 and $9.686 per Note for Notes linked to the common stock of McDonald’s Corporation. In respect of each offering, the estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-2 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and these offerings. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in these offerings will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the prospectus addendum, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or prospectus addendum, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

♦	Prospectus addendum dated February 3, 2015: http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the four different series of Trigger Autocallable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the ranges for the applicable Coupon Barrier and Downside Threshold set forth in this free writing prospectus. We determined the size of the ranges for the Coupon Barrier and Downside Threshold in respect of each offering described in this free writing prospectus based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eight months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-8 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

FWP-2

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority” in this free writing prospectus and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

FWP-3

Investor Suitability

The Notes may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦  You believe the Underlying is likely to close at or above the Coupon Barrier on the specified Observation Dates, and, if it does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦  You believe the Final Underlying Price is not likely to be less than the Downside Threshold and, if it is, you can tolerate a loss of all or a substantial portion of your investment.

♦  You understand and accept that you will not participate in any appreciation of the Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦  You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦  You are willing and able to hold Notes that will be called on the earliest Observation Date (monthly, beginning on May 24, 2017) on which the closing price of the Underlying is greater than or equal to the Initial Underlying Price, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦  You would be willing to invest in the Notes if the Coupon Barrier percentage (and corresponding Downside Threshold percentage) were set equal to the top of the applicable range specified on the cover of this free writing prospectus (the actual Coupon Barrier and corresponding Downside Threshold for each Note will be set on the Trade Date).

♦  You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the Underlying.

♦  You understand and accept the single equity risk associated with the Notes and understand and are willing to accept the risks associated with the Underlying.

♦  You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦  You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦  You do not believe the Underlying is likely to close at or above the Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦  You believe the Final Underlying Price is likely to be less than the Downside Threshold, which could result in a total loss of your initial investment.

♦  You seek an investment that participates in the full appreciation of the Underlying and whose return is not limited to any Contingent Coupons paid on the Notes.

♦  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦  You are unable or unwilling to hold Notes that will be called on the earliest Observation Date (monthly, beginning on May 24, 2017) on which the closing price of the Underlying is greater than or equal to the Initial Underlying Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦  You would be unwilling to invest in the Notes if the Coupon Barrier percentage (and corresponding Downside Threshold percentage) were set equal to the top of the applicable range specified on the cover of this free writing prospectus (the actual Coupon Barrier and corresponding Downside Threshold for each Note will be set on the Trade Date).

♦  You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the Underlying.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦  You do not understand or accept the single equity risk associated with the Notes or do not understand or are not willing to accept the risks associated with the Underlying.

♦  You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-8 of this free writing prospectus, the “Risk Factors” beginning on page S-6 of the prospectus supplement and the “Risk Factors” beginning on page PA-1 of the prospectus addendum for risks related to an investment in the Notes. For more information about the Underlying to which your Notes are linked, please see the sections titled “Information about the Underlyings,” and “AbbVie Inc.,” “Caterpillar Inc.,” “Alphabet Inc.” or “McDonald’s Corporation,” as applicable, below.

FWP-4

Indicative Terms[1]

Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Note
Principal Amount:	$10.00 per Note (subject to minimum investment of 100 Notes)
Term[2]:	Approximately five years, unless called earlier
Reference Asset[3]:	The common stock of a specific company, as set forth on the cover of this free writing prospectus (the “Underlying”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the closing price of the Underlying on any Observation Date (monthly, beginning on May 24, 2017) is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2,4]:	The first Observation Date will occur on or about June 24, 2016; Observation Dates will occur monthly thereafter as listed in the “Observation Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final Observation Date, May 24, 2021, is the “Final Valuation Date.”
Call Settlement Dates[4]:	The Coupon Payment Date immediately following the applicable Observation Date, which will be two (2) business days following the applicable Observation Date; provided that, if the Notes are automatically called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

If the closing price of the Underlying is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable monthly based on the per annum Contingent Coupon Rate.

Coupon Barrier:	A percentage of the Initial Underlying Price of the Underlying, as specified on the cover of this free writing prospectus. The actual Coupon Barrier for each Note will be set on the Trade Date and will be set to the same percentage as the corresponding Downside Threshold for such Note.
Coupon Payment Dates[4]:	Two (2) business days following the applicable Observation Date; provided that the final Coupon Payment Date will be the Maturity Date
Contingent Coupon Rate:

The Contingent Coupon Rate is (i) 9.00% per annum for Notes linked to the common stock of AbbVie Inc., (ii) 9.00% per annum for Notes linked to the common stock of Caterpillar Inc., (iii) 7.00% per annum for Notes linked to the Class A common stock of Alphabet Inc. and (iv) 7.00% per annum for Notes linked to the common stock of McDonald’s Corporation.

The table below sets forth the Contingent Coupon for each Note that would be payable for each Observation Date on which the closing price of the Underlying is greater than or equal to the Coupon Barrier. Amounts have been rounded for ease of analysis.

Contingent Coupon (per Note)
Notes linked to the common stock of AbbVie Inc.	Notes linked to the common stock of Caterpillar Inc.	Notes linked to the Class A common stock of Alphabet Inc.	Notes linked to the common stock of McDonald’s Corporation
$0.0750	$0.0750	$0.0583	$0.0583
Contingent Coupons on the Notes are not guaranteed. The Issuer will not pay you the Contingent Coupon for any Observation Date on which the closing price of the Underlying is less than the Coupon Barrier.
Payment at Maturity (per Note):

If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Downside Threshold (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying declines. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Downside Threshold:	A percentage of the Initial Underlying Price of the Underlying, as specified on the cover of this free writing prospectus. The actual Downside Threshold for each Note will be set on the Trade Date and will be set to the same percentage as the corresponding Coupon Barrier for such Note.
Initial Underlying Price:	The closing price of the Underlying on the Trade Date
Final Underlying Price:	The closing price of the Underlying on the Final Valuation Date

Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same.

[3]	For a description of adjustments that may affect the Underlying, see “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

[4]	Subject to postponement in the event of a market disruption event as described under “Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

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Investment Timeline

Trade Date:	The closing price of the Underlying (the Initial Underlying Price) is observed and the Coupon Barrier and Downside Threshold are set.

Monthly (callable beginning May 24, 2017):

If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

However, if the closing price of the Underlying is less than the Coupon Barrier on any Observation Date, no Contingent Coupon payment will be made with respect to that Observation Date.

The Issuer will automatically call the Notes if the closing price of the Underlying on any Observation Date (monthly, beginning on May 24, 2017) is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Downside Threshold (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying declines.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

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Observation Dates/Coupon Payment Dates/Call Settlement Dates

Observation Dates	Coupon Payment Dates/ Call Settlement Dates
June 24, 2016*	June 28, 2016
July 25, 2016*	July 27, 2016
August 24, 2016*	August 26, 2016
September 26, 2016*	September 28, 2016
October 24, 2016*	October 26, 2016
November 25, 2016*	November 29, 2016
December 28, 2016*	December 30, 2016
January 24, 2017*	January 26, 2017
February 24, 2017*	February 28, 2017
March 24, 2017*	March 28, 2017
April 24, 2017*	April 26, 2017
May 24, 2017	May 26, 2017
June 26, 2017	June 28, 2017
July 24, 2017	July 26, 2017
August 24, 2017	August 29, 2017
September 25, 2017	September 27, 2017
October 24, 2017	October 26, 2017
November 24, 2017	November 28, 2017
December 27, 2017	December 29, 2017
January 24, 2018	January 26, 2018
February 26, 2018	February 28, 2018
March 26, 2018	March 28, 2018
April 24, 2018	April 26, 2018
May 24, 2018	May 29, 2018
June 25, 2018	June 27, 2018
July 24, 2018	July 26, 2018
August 24, 2018	August 29, 2018
September 24, 2018	September 26, 2018
October 24, 2018	October 26, 2018
November 26, 2018	November 28, 2018
December 24, 2018	December 28, 2018
January 24, 2019	January 28, 2019
February 25, 2019	February 27, 2019
March 25, 2019	March 27, 2019
April 24, 2019	April 26, 2019
May 24, 2019	May 29, 2019
June 24, 2019	June 26, 2019
July 24, 2019	July 26, 2019
August 27, 2019	August 29, 2019
September 24, 2019	September 26, 2019
October 24, 2019	October 28, 2019
November 25, 2019	November 27, 2019
December 24, 2019	December 30, 2019
January 24, 2020	January 28, 2020
February 24, 2020	February 26, 2020
March 24, 2020	March 26, 2020
April 24, 2020	April 28, 2020
May 26, 2020	May 28, 2020
June 24, 2020	June 26, 2020
July 24, 2020	July 28, 2020
August 24, 2020	August 26, 2020
September 24, 2020	September 28, 2020
October 26, 2020	October 28, 2020
November 24, 2020	November 27, 2020
December 24, 2020	December 30, 2020
January 25, 2021	January 27, 2021
February 24, 2021	February 26, 2021
March 24, 2021	March 26, 2021
April 26, 2021	April 28, 2021
May 24, 2021	May 28, 2021
*The Notes are NOT automatically callable until the twelfth Observation Date, which is May 24, 2017. Thus, the first Call Settlement Date will be on or about May 26, 2017.

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Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Price is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Price is less than the Downside Threshold, you will be exposed to the full decline in the Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Accordingly, you may lose some or all of your principal.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the closing price of the Underlying on an Observation Date is less than the Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying is greater than the Downside Threshold.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of the Underlying. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the closing price of the Underlying has been greater than or equal to the Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the twelfth Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the price of the Underlying even though you will not participate in any of the Underlying’s appreciation. If the Notes remain outstanding following any Observation Date, that means the Underlying has closed below the Initial Underlying Price on each prior Observation Date. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the price of the Underlying and the shorter time remaining for the price of the Underlying to increase to or above the Initial Underlying Price on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and

FWP-8

conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this free writing prospectus and the risk factors in the accompanying prospectus addendum for more information.

♦	Single equity risk — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlying.

♦	Owning the Notes is not the same as owning the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying. For instance, as a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the Underlying would have. Further, you will not participate in any appreciation of the Underlying, which could be significant even though you may be exposed to any decline of the Underlying at maturity.

♦	Dealer incentives — We, the Agents and affiliates of the Agents may act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. There can be no assurance that the price of the Underlying will not close below the Downside Threshold on the Final Valuation Date. The price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying. You should be willing to accept the downside risks of owning equities in general and the Underlying in particular, and the risk of losing some or all of your initial investment.

♦	Potential Barclays Bank PLC impact on the market price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the market price of the Underlying and, therefore, the market value of the Notes.

♦	Antidilution adjustments — For certain corporate events affecting the Underlying, the Calculation Agent may make adjustments to the amount payable on the Notes. However, the Calculation Agent will not make such adjustments in response to all events that could affect the Underlying. If an event occurs that does not require the Calculation Agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the Calculation Agent, which will be binding on you absent manifest error. The Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the prospectus supplement as necessary to achieve an equitable result.

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♦	In some circumstances, the payment you receive on the Notes may be based on the shares of another company and not the Underlying — Following certain corporate events relating to the issuer of the Underlying where the issuer is not the surviving entity, your return on the Notes paid by the Issuer may be based on the shares of a successor to the Underlying issuer or any cash or any other assets distributed to holders of the Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see “Reference Assets — Equity Securities — Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” in the prospectus supplement.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time to maturity of the Notes;

♦	the dividend rate on the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-2 for further information.

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♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page FWP-15 of this free writing prospectus.

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Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions as set forth below.* We cannot predict the closing price of the Underlying on any day during the term of the Notes, including on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes.

Principal Amount:	$10.00
Term:	Approximately five years (unless called earlier)
Hypothetical Contingent Coupon Rate:	6.00% per annum (or 0.50% per month)
Hypothetical Contingent Coupon:	$0.05 per month
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Coupon Barrier:	$85.00 (which is 85% of the hypothetical Initial Underlying Price)
Hypothetical Downside Threshold:	$85.00 (which is 85% of the hypothetical Initial Underlying Price)
Observation Dates:	Observation Dates will occur monthly as set forth under “Indicative Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this free writing prospectus and will be callable beginning on the twelfth observation date.

*	Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate per annum, Initial Underlying Price, Coupon Barrier or Downside Threshold applicable to the Notes. The actual Contingent Coupon Rate applicable to each Note offering is indicated on the cover of this free writing prospectus. The actual Initial Underlying Price, Coupon Barrier and Downside Threshold applicable to each Note offering will be set on the Trade Date.

The examples below are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing price of the Underlying on that Observation Date is less than the Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price is less than the Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying in certain scenarios. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Notes Are Automatically Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$105.00	Closing price of Underlying above Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the twelfth Observation Date. Closing price of Underlying above Coupon Barrier; Issuer pays Contingent Coupon of $0.05 on first Coupon Payment Date.
Second Observation Date	$60.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the twelfth Observation Date. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third to Eleventh Observation Dates	Various (at or above $85.00 Coupon Barrier)	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable because Observation Dates are prior to the twelfth Observation Date. Closing price of Underlying above Coupon Barrier; Issuer pays Contingent Coupon of $0.05 on each of the third to eleventh Coupon Payment Dates.
Twelfth Observation Date	$110.00	Closing price of Underlying at or above Initial Underlying Price; Notes are automatically called; Issuer repays principal plus pays Contingent Coupon of $0.05 on Call Settlement Date.

Total Payments (per $10.00 Note):	Payment on Call Settlement Date:	$10.05 ($10.00 + $0.05)
	Prior Contingent Coupons:	$0.50 ($0.05 × 10)
	Total:	$10.55
	Total Return:	5.50%

Because the closing price of the Underlying is greater than or equal to the Initial Underlying Price on the twelfth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $10.05 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the closing price of the Underlying was greater than or equal to the Coupon Barrier on the first and third through eleventh Observation Dates, the Issuer will pay the Contingent Coupon of $0.05 on the first and each of the third through eleventh Coupon Payment Dates. However, because the closing price of the Underlying was less than the Coupon Barrier on the second Observation Date, the

FWP-12

Issuer will not pay any Contingent Coupon on the Coupon Payment Date following that Observation Date. Accordingly, the Issuer will have paid a total of $10.55 per Note for a 5.50% total return on the Notes.

Example 2 — Notes Are NOT Automatically Called and the Final Underlying Price Is Above the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the twelfth Observation Date. Closing price of Underlying above Coupon Barrier; Issuer pays Contingent Coupon of $0.05 on first Coupon Payment Date.
Second Observation Date	$60.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the twelfth Observation Date. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	$55.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the twelfth Observation Date. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Fifty-Ninth Observation Dates	Various (below $85.00 Coupon Barrier)	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable through eleventh Observation Date and not automatically called thereafter. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to fifty-ninth Coupon Payment Dates.
Sixtieth Observation Date (the Final Valuation Date)	$90.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called. Final Underlying Price above Downside Threshold and Coupon Barrier; Issuer repays principal plus pays Contingent Coupon of $0.05 on Maturity Date.

Total Payments (per $10.00 Note):	Payment at Maturity:	$10.05 ($10.00 + $0.05)
	Prior Contingent Coupons:	$0.05 ($0.05 × 1)
	Total:	$10.10
	Total Return:	1.00%

Because the closing price of the Underlying was less than the Initial Underlying Price on each Observation Date on and after the twelfth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Price is greater than or equal to the Downside Threshold and Coupon Barrier, the Issuer will pay you on the Maturity Date $10.05 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing price of the Underlying was greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $0.05 on the first Coupon Payment Date. However, because the closing price of the Underlying was less than the Coupon Barrier on the second Observation Date, the third Observation Date and the fourth through fifty-ninth Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.10 per Note for a 1.00% total return on the Notes.

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Example 3 — Notes Are NOT Automatically Called and the Final Underlying Price Is Below the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$60.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the twelfth Observation Date. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	$65.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the twelfth Observation Date. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	$60.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the twelfth Observation Date. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Fifty-Ninth Observation Dates	Various (below $85.00 Coupon Barrier)	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable through eleventh Observation Date and not automatically called thereafter. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to fifty-ninth Coupon Payment Dates.
Sixtieth Observation Date (the Final Valuation Date)	$45.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing price of Underlying below Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Underlying.

Total Payments (per $10.00 Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

Because the closing price of the Underlying is less than the Initial Underlying Price on each Observation Date on and after the twelfth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Price is less than the Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the Underlying is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

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What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

FWP-15

Information about the Underlyings

Included in the following pages is a brief description of the issuers of each of the Underlyings. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for each Underlying. We obtained the closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

FWP-16

AbbVie Inc.

According to publicly available information, AbbVie Inc. (the “Company”) is a global, research-based biopharmaceutical company.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-35565. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “ABBV.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the Underlying, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the Underlying on May 23, 2016 was $59.30. The actual Initial Underlying Price will be the closing price of the Underlying on the Trade Date. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying should not be taken as an indication of the future performance of the Underlying during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
12/10/2012*	12/31/2012	$35.35	$33.00	$34.16
1/1/2013	3/31/2013	$40.78	$33.71	$40.78
4/1/2013	6/30/2013	$47.17	$40.57	$41.34
7/1/2013	9/30/2013	$47.92	$41.61	$44.73
10/1/2013	12/31/2013	$54.32	$44.52	$52.81
1/1/2014	3/31/2014	$53.68	$46.83	$51.40
4/1/2014	6/30/2014	$56.79	$46.46	$56.44
7/1/2014	9/30/2014	$59.62	$52.05	$57.76
10/1/2014	12/31/2014	$69.71	$52.90	$65.44
1/1/2015	3/31/2015	$67.63	$55.48	$58.54
4/1/2015	6/30/2015	$70.46	$57.01	$67.19
7/1/2015	9/30/2015	$71.23	$52.50	$54.41
10/1/2015	12/31/2015	$64.13	$48.27	$59.24
1/1/2016	3/31/2016	$58.83	$51.18	$57.12
4/1/2016	5/23/2016**	$63.74	$57.42	$59.30

* The Underlying commenced trading on the New York Stock Exchange on December 10, 2012 and therefore has limited historical performance. For this reason, available information for the fourth calendar quarter of 2012 includes data for the period from December 10, 2012 through December 31, 2012. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

** Information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through May 23, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016.

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The graph below illustrates the performance of the Underlying from December 10, 2012 to May 23, 2016. The Underlying commenced trading on the New York Stock Exchange on December 10, 2012 and therefore has limited historical performance. The dotted line represents a hypothetical Coupon Barrier and Downside Threshold of $40.32, which is equal to 68.00% of the closing price of the Underlying on May 23, 2016 (68.00% is the top of the range of 63.00% to 68.00% for the actual Coupon Barrier and Downside Threshold percentage). The actual Coupon Barrier and Downside Threshold percentage will be set on the Trade Date, and the actual Coupon Barrier and Downside Threshold will be based on the closing price of the Underlying on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying based on the daily closing price of the Underlying. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying is not an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

FWP-18

Caterpillar Inc.

According to publicly available information, Caterpillar Inc. (the “Company”) manufactures construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-00768. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CAT.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the Underlying, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the Underlying on May 23, 2016 was $70.40. The actual Initial Underlying Price will be the closing price of the Underlying on the Trade Date. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying should not be taken as an indication of the future performance of the Underlying during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2011	3/31/2011	$111.53	$92.75	$111.35
4/1/2011	6/30/2011	$115.41	$95.44	$106.46
7/1/2011	9/30/2011	$111.63	$73.84	$73.84
10/1/2011	12/31/2011	$97.88	$70.55	$90.60
1/1/2012	3/31/2012	$116.20	$93.98	$106.52
4/1/2012	6/30/2012	$109.21	$82.25	$84.91
7/1/2012	9/30/2012	$93.94	$79.64	$86.04
10/1/2012	12/31/2012	$90.79	$81.10	$89.61
1/1/2013	3/31/2013	$99.49	$86.64	$86.97
4/1/2013	6/30/2013	$90.31	$80.43	$82.49
7/1/2013	9/30/2013	$88.17	$81.85	$83.40
10/1/2013	12/31/2013	$91.15	$82.12	$90.81
1/1/2014	3/31/2014	$99.39	$86.17	$99.37
4/1/2014	6/30/2014	$109.38	$99.81	$108.67
7/1/2014	9/30/2014	$111.40	$99.03	$99.03
10/1/2014	12/31/2014	$106.45	$89.34	$91.53
1/1/2015	3/31/2015	$91.88	$78.45	$80.03
4/1/2015	6/30/2015	$89.33	$79.64	$84.82
7/1/2015	9/30/2015	$84.46	$63.79	$65.36
10/1/2015	12/31/2015	$74.75	$64.39	$67.96
1/1/2016	3/31/2016	$76.54	$57.91	$76.54
4/1/2016	5/23/2016*	$80.39	$69.43	$70.40

* Information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through May 23, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016.

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The graph below illustrates the performance of the Underlying from January 2, 2008 through May 23, 2016. The dotted line represents a hypothetical Coupon Barrier and Downside Threshold of $45.06, which is equal to 64.00% of the closing price of the Underlying on May 23, 2016 (64.00% is the top of the range of 59.00% to 64.00% for the actual Coupon Barrier and Downside Threshold percentage). The actual Coupon Barrier and Downside Threshold percentage will be determined on the Trade Date, and the actual Coupon Barrier and Downside Threshold will be based on the closing price of the Underlying on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying based on the daily closing price of the Underlying. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying is not an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

FWP-20

Alphabet Inc.

According to publicly available information, Alphabet Inc. (the “Company”) is a holding company that, through its subsidiaries (which include Google Inc.), provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. The Company became the successor SEC registrant to, and parent holding company of, Google Inc. on October 2, 2015, in connection with a holding company reorganization. The Company’s Class A common stock began trading on The NASDAQ Stock Market on October 5, 2015 under the ticker symbol “GOOGL,” the same symbol under which Google Inc.’s Class A common stock previously traded.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-36380. The Company’s Class A common stock is listed on The NASDAQ Stock Market under the ticker symbol “GOOGL.”

Historical Information

The following table* sets forth the quarterly high and low closing prices for the Underlying, based on daily closing prices on The NASDAQ Stock Market, as reported by Bloomberg. The closing price of the Underlying on May 23, 2016 was $717.25. The actual Initial Underlying Price will be the closing price of the Underlying on the Trade Date. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying should not be taken as an indication of the future performance of the Underlying during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2011	3/31/2011	$320.13	$278.82	$293.66
4/1/2011	6/30/2011	$296.19	$237.67	$253.44
7/1/2011	9/30/2011	$311.56	$245.70	$257.77
10/1/2011	12/31/2011	$323.26	$248.00	$323.26
1/1/2012	3/31/2012	$334.46	$284.33	$320.93
4/1/2012	6/30/2012	$325.82	$279.80	$290.32
7/1/2012	9/30/2012	$378.62	$285.52	$377.62
10/1/2012	12/31/2012	$384.40	$323.90	$354.03
1/1/2013	3/31/2013	$419.71	$351.78	$397.48
4/1/2013	6/30/2013	$458.39	$383.33	$440.61
7/1/2013	9/30/2013	$462.79	$423.86	$438.38
10/1/2013	12/31/2013	$560.90	$427.25	$560.90
1/1/2014	3/31/2014	$610.68	$551.15	$557.80
4/1/2014	6/30/2014	$585.93	$518.00	$584.67
7/1/2014	9/30/2014	$605.40	$571.81	$588.41
10/1/2014	12/31/2014	$587.78	$498.16	$530.66
1/1/2015	3/31/2015	$581.44	$497.06	$554.70
4/1/2015	6/30/2015	$573.66	$532.74	$540.04
7/1/2015	9/30/2015	$699.62	$541.70	$638.37
10/1/2015	12/31/2015	$793.96	$642.00	$778.01
1/1/2016	1/6/2016	$780.91	$701.02	$762.90
4/1/2016	5/23/2016**	$787.68	$705.06	$717.25

* The data in the table above prior to October 5, 2015 reflects the performance of the Class A common stock of Google Inc. and the data on and after October 5, 2015 reflects the performance of the Class A common stock of Alphabet Inc.

** Information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through May 23, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016.

FWP-21

The graph* below illustrates the performance of the Underlying from January 2, 2008 to May 23, 2016. The dotted line represents a hypothetical Coupon Barrier and Downside Threshold of $559.46, which is equal to 78.00% of the closing price of the Underlying on May 23, 2016 (78.00% is the top of the range of 73.00% to 78.00% for the actual Coupon Barrier and Downside Threshold percentage). The actual Coupon Barrier and Downside Threshold percentage will be determined on the Trade Date, and the actual Coupon Barrier and Downside Threshold will be based on the closing price of the Underlying on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying based on the daily closing price of the Underlying. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying is not an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

* The vertical red line in the graph indicates October 5, 2015. In the graph, the performance to the left of the vertical red line reflects the Class A common stock of Google Inc. and performance to the right of the vertical red line reflects the Class A common stock of Alphabet Inc.

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McDonald’s Corporation

According to publicly available information, McDonald's Corporation (the “Company”) franchises and operates McDonald’s restaurants.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-05231. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MCD.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the Underlying, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the Underlying on May 23, 2016 was $122.81. The actual Initial Underlying Price will be the closing price of the Underlying on the Trade Date. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying should not be taken as an indication of the future performance of the Underlying during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2011	3/31/2011	$76.73	$72.67	$76.09
4/1/2011	6/30/2011	$84.57	$75.99	$84.32
7/1/2011	9/30/2011	$90.79	$82.11	$87.82
10/1/2011	12/31/2011	$100.81	$85.83	$100.33
1/1/2012	3/31/2012	$101.74	$95.55	$98.10
4/1/2012	6/30/2012	$99.40	$86.32	$88.53
7/1/2012	9/30/2012	$93.71	$87.15	$91.75
10/1/2012	12/31/2012	$94.09	$84.05	$88.21
1/1/2013	3/31/2013	$99.69	$89.85	$99.69
4/1/2013	6/30/2013	$103.59	$96.42	$99.00
7/1/2013	9/30/2013	$101.58	$94.36	$96.21
10/1/2013	12/31/2013	$98.92	$93.27	$97.03
1/1/2014	3/31/2014	$98.78	$93.02	$98.03
4/1/2014	6/30/2014	$103.53	$97.01	$100.74
7/1/2014	9/30/2014	$101.07	$91.09	$94.81
10/1/2014	12/31/2014	$97.17	$88.46	$93.70
1/1/2015	3/31/2015	$100.25	$88.78	$97.44
4/1/2015	6/30/2015	$100.68	$94.30	$95.07
7/1/2015	9/30/2015	$101.10	$91.21	$98.53
10/1/2015	12/31/2015	$120.07	$98.78	$118.14
1/1/2016	3/31/2016	$125.83	$115.12	$125.68
4/1/2016	5/23/2016*	$131.60	$122.56	$122.81

* Information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through May 23, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016.

FWP-23

The graph below illustrates the performance of the Underlying from January 2, 2008 through May 23, 2016. The dotted line represents a hypothetical Coupon Barrier and Downside Threshold of $98.25 which is equal to 80.00% of the closing price of the Underlying on May 23, 2016 (80.00% is the top of the range of 75.50% to 80.00% for the actual Coupon Barrier and Downside Threshold percentage). The actual Coupon Barrier and Downside Threshold percentage will be determined on the Trade Date, and the actual Coupon Barrier and Downside Threshold will be based on the closing price of the Underlying on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying based on the daily closing price of the Underlying. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying is not an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

FWP-24